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                         Subsidiaries of the Registrant

Infonautics Corporation, a Pennsylvania corporation
InfoLoans, Corp., a Pennsylvania corporation
Infoprop, Inc., a Delaware corporation (subsidiary of Infonautics Corporation) InfoLoans2 Corp., a Delaware corporation (subsidiary of Infonautics Corporation)